Exhibit 10.1

AGREEMENT OF SALE

AGREEMENT, dated as of the 22nd day of December, 2016 ("Effective Date"), between Freehold Craig Road Partnership a New Jersey Partnership having an address at 4400 Route 9, Freehold, NJ 07728 ("Seller"), and Avalon GloboCare Corp, Delaware Corporation, having an address at 83 South Street, Suite 101, Freehold, NJ 07728 ("Purchaser"). The parties hereto agree as follows:

1. Agreement to Sell and Purchase.

A. Seller agrees to sell and assign to Purchaser and Purchaser agrees to purchase from Seller, subject to the terms and conditions of this Agreement:

i. the parcel(s) of land and the building and improvements thereon located in the Township of Freehold, County of Monmouth State of New Jersey, having a street address of 4400 Route 9, Freehold, NJ 07798, being Tax Block 4, Tax Lot 46.03, being more particularly described on Exhibit l(A) attached hereto and made a part hereof (the "Premises" or "Property"); and

ii. omit

iii. all of Seller's right, title and interest in, to and under the Leases and Contracts in effect on the Closing Date, said Leases and Contracts as of the date of this Agreement being as set for in Exhibits 6(C)(iii)(a) and 6(C)(v) and all accompanying tenant security deposits (whether cash or in the form of a letter of credit or otherwise) held by Seller on the Closing Date.

iv. all appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other personal property (collectively, the "Tangible Personal Property") owned by Seller and attached to or used in the operation or maintenance of the Property. To the extent assignable without the consent of third parties, all intangible property (the "Intangible Property" together with the Tangible Personal Property (the "Personal Property"), if any, owned by Seller and relating to the Premises, the improvements or the Tangible Personal Property including, without limitation: (i) transferable utility contracts, transferable telephone exchange numbers and transferable plans and specifications; (ii) to the extent they may be transferred under applicable law, all licenses, permits, consents, waivers, variances, approvals, certificates of occupancy and authorizations issued to Seller pertaining to or in connection with the operation, use, occupancy, maintenance or repair of the Tangible Personal Property, the Premises; and (iii) to the extent assignable, all warranties and guaranties, if any, issued to Seller by any manufacturer or contractor in connection with construction or installation of Tangible Personal Property and/or the Premises and the improvements thereon. The parties hereto acknowledge and agree that the value of the Personal Property is de Minimis and that no part of the Purchase Price is allocable thereto. and

v. all easements, licenses, rights and appurtenances, if any, pertaining to the Property, subject to the terms thereof; and

vi. any strips and gores of land adjacent to or abutting the Property or any part thereof.

B. Notwithstanding anything to the contrary contained herein, it is expressly agreed by the parties hereto that any fixtures, furniture, furnishings, equipment or other personal property (including, without limitation, trade fixtures in, on, around or affixed to the Building) owned or leased by any tenant, managing agent, leasing agent, contractor, or employee at the Building or otherwise not owned by Seller (collectively, "Excluded Personalty"), shall not be included in the Property to be sold to Purchaser hereunder except to the extent same is leased from Seller.

C. On the Closing Date, Seller agrees to assign to Purchaser, without recourse, representation, guaranty or warranty (except as expressly set forth in this Agreement), all of Seller's right, title and interest in, and Purchaser agrees to assume Seller's obligations accruing on and after the Closing Date under, the documents described in clauses (i), (ii) and (iii) below:

i. the leases, licenses and other occupancy agreements demising space at the Premises, whether written or oral, together with all amendments and modifications thereof and supplements relating thereto (collectively, "Leases"; the term Leases shall not include subleases, licenses and occupancy agreements entered into by tenants under the Leases) which are then in effect and all accompanying tenant security deposits (whether cash or in the form of a letter of credit or otherwise) held by Seller on the Closing Date;

ii. to the extent transferable, the service, maintenance, supply and other agreements relating to the operation of the Property, together with all modifications and amendments thereof and supplements relating thereto (collectively, "Contracts") which are then in effect and not terminated as of the Closing Date; and

iii. the transferable permits and licenses, if any, relating to the Property and the other intangible Personalty.

2. Purchase Price; Escrow Agent.

A. The purchase price (the "Purchase Price") tor the Property is Seven Million Six Hundred Thousand Dollars ($7,600,000.00), subject to the adjustments described in Section 8 of this Agreement. The Purchase Price is payable as follows:

i. By Purchaser paying, on the signing of this Agreement, a deposit in the amount of Seven Hundred Thousand Dollars ($700,000.00) (the "Escrow Fund") by wire transfer or check payable to Escrow Agent (as defined below) to be held in escrow by Escrow Agent in accordance with the terms of this Agreement. Escrow Agent shall hold the Escrow Fund in an escrow account until the time of title closing hereunder or until the time of any earlier termination of this Agreement. The party that receives the Escrow Fund shall pay the income tax, if any, due thereon.

ii. By Purchaser paying to Seller on the Closing Date by wire transfer to Escrow Agent or as otherwise directed by Seller, the amount of Six Million Nine Hundred Thousand Dollars ($6,900,000.00), subject to the adjustments described in Section 8 of this Agreement. Seller shall provide Escrow Agent prior to the Closing with Seller's wiring instructions. "Escrow Agent" shall be Katz & Dougherty, Esqs, Seller's Attorneys. The Escrow Fund shall be held by Escrow Agent in its attorney trust account.

iii. At the Closing the Escrow Fund shall be credited against the Purchase Price and Escrow Agent shall pay the Escrow Fund to Seller.

B. Seller and Purchaser acknowledge that as to the Escrow Fund, Escrow Agent is acting solely as a stakeholder for their convenience. Seller and Purchaser agree to indemnify Escrow Agent and hold Escrow Agent harmless from and against all claims, damages, liabilities, losses and expenses (including reasonable attorneys' fees and costs) arising out of or resulting from any act or omission in the performance of Escrow Agent's duties under this Agreement, except for Escrow Agent's bad faith or willful misconduct. If for any reason the Closing does not occur and Escrow Agent receives demand for disbursement of the Escrow Fund from either party, Escrow Agent shall give notice to the other party of such demand. If Escrow Agent does not receive written objection from the other party to such disbursement within seven (7) business days of the giving of such notice, Escrow Agent shall make such disbursement. If Escrow Agent timely receives such objection or if at any time Escrow Agent receives written notice of a dispute between Seller and Purchaser in respect of the Escrow Fund, Escrow Agent shall not release and deliver the Escrow Fund or any part thereof to either party but Escrow Agent shall either (i) continue to hold the Escrow Fund in escrow until otherwise directed in a writing signed by Seller and Purchaser or by an order of a court of competent jurisdiction, or (ii) deposit the Escrow Fund with the Clerk of the Superior Court of New Jersey. Upon such deposit, Escrow Agent will thereby be released from all duties and responsibilities as Escrow Agent under this Agreement. Escrow Agent shall give notice of such deposit to Seller and Purchaser.

C. Escrow Agent shall not be required to defend any legal proceedings which may be instituted by any person or entity not a party to this Agreement against Escrow Agent with respect to the Escrow Fund, the Property or the subject of this Agreement unless requested to do so by Purchaser or Seller and indemnified to its reasonable satisfaction against the reasonable cost and expense (including, but not limited to, reasonable attorneys' fees and costs) of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind and shall have no responsibility for the genuineness or validity of any document or other item deposited with it or the collectability of any check delivered in connection with this Agreement, unless such check is drawn from an attorney trust account of Escrow Agent. Escrow Agent shall have no liability for acting in accordance with any written instructions given to it and believed by it to have been signed by the proper party or parties.

3. The Closing.

A. The closing of title ("Closing") shall take place at 10:00 a.m. on or about February 15, 2017 at the office of Buyer's Attorneys or at such other place as may be agreed upon by the parties to this agreement. The actual date of the Closing shall be the "Closing Date".

B. If the Closing does not occur on or before the Closing Date as forth in this Agreement for any reason whatsoever, both parties agree that fourteen (14) calendar days' notice from the other party given in accordance with the notice provisions of this Agreement shall be deemed reasonably adequate notice to establish a TIME OF THE ESSENCE closing date.

C. At or prior to the Closing, there will be prepared a closing statement (the "Closing Statement") which will show the net amount due to Seller as the result of the adjustments and prorations provided for in this Agreement. The Seller and Purchaser upon the mutual approval of the Closing Statement shall each sign the Closing Statement at Closing.

D. The Closing shall take place through Purchaser's title insurer, Commonwealth Title, Monmouth Agency, 64 West Main Street Freehold, NJ 07728.

4. Due Diligence and Access.

A. Seller agrees to make available to Purchaser within five (5) business days of the Effective Date of this Agreement copies of, to the extent that the following are in the possession of the Seller, all Leases and Contracts; Seller's books and records relating to the operation of the Property and such physical and environmental reports, building plans, architectural drawings, demised space and municipally approved site plans, as well as those currently under construction or subject to new leases or currently negotiated leases municipally approved, Zoning and Building approvals, permits and material maintenance contracts, and any other documents or information that may be relevant to this transaction or the Property or any of the items delivered hereunder, if any, regarding the Property that are in Seller's possession. Seller makes no representation as to the accuracy or completeness of the Seller Documents and any use of, or reliance on, the Seller Documents shall be at Purchaser's sole risk except that Seller represents that to the best of its knowledge and belief same are complete, true and accurate.

B. Purchaser shall have forty five (45) calendar days from the Effective Date (the "Investigation Period") to conduct, pursuant to the terms and conditions set forth in this Section 4, any and all non-invasive investigation, or invasive testing permitted by Seller in writing in order to satisfy Purchaser as to the condition of the Property (the "Investigation"). All Seller Documents and all information and documents relating to the Investigation shall be subject to the confidentiality provisions of Section 4(G). Copies of any reports, studies and findings resulting from the Investigation shall be delivered to Seller at no cost to Seller (and shall be delivered promptly in such case). If Purchaser desires to terminate, exercisable by Purchaser in its sole discretion, this Agreement during the Investigation Period, Purchaser shall have the right to do so, exercisable by written notice to Seller, given on or before 5:00pm on the date of expiration of the Investigation Period. The notice of termination shall only state "Purchaser hereby terminates the Agreement of Sale in accordance with the provisions of Section 4." In the event Purchaser properly terminates this Agreement in accordance with this Section 4, Escrow Agent shall return the Escrow Fund to Purchaser and thereafter, except as otherwise expressly provided in this Agreement, neither party shall be under any further liability to the other. If Purchaser does not terminate this Agreement in accordance with this Section 4, Purchaser shall conclusively be deemed to be satisfied with the condition of the Property and to have waived its right of termination under this Section 4.

C. Seller shall permit Purchaser and Purchaser's agents, consultants and contractors (the "Purchaser's Representatives") access to the Property during business hours (or such other hours as Seller shall permit) during the Investigation Period, for the purpose of undertaking the Investigation, (i) so long as such investigation(s) are conducted such a manner so as not to cause any damage to the Property, injury to any person or damage to any property; (ii) promptly repair any damage caused by such entry and restores the Property to substantially the same condition the Property was in prior to the entry; and (iii) does not materially interfere with any ongoing operations at the Property, if any.

D. Purchaser shall indemnify, defend and save Seller and its members, officers, successors and assigns harmless from and against any and all claims, liabilities, losses, fines, penalties, damages (including, without limitation, damages on account of personal injury, property damage or damage to natural resources), fees, costs and expenses (including, without limitation, reasonable attorney, consulting and engineering fees and expenses), (collectively, the "Losses"): (i) arising from or in any way relating to the acts or omissions of Purchaser, or Purchaser's Representatives, or both, occurring during or relating to any entry onto the Property pursuant to this Section 4; or (ii) arising from or in any way relating to any breach by Purchaser, or Purchaser's Representatives, or both, of any term, condition or covenant set forth in this Section 4. Purchaser releases and covenants not to sue Seller and shall cause Purchaser's Representatives to release and covenant not to sue Seller with respect to any bodily injury or property damage suffered by Purchaser or Purchaser's Representatives resulting from the access granted to such parties under this Agreement.

E. At least one (I) business days prior to any entry onto the Property pursuant to this Section 4, Purchaser shall furnish to Seller, and cause all of Purchaser's Representatives that may enter upon the Property to furnish to Seller, insurance certificates (and if requested by Seller, endorsements to Purchaser’s policies or Purchaser's Representative's policies) in form and substance reasonably satisfactory to Seller evidencing that (a) Purchaser’s contractors entering the Property have insurance coverage with respect to their activities on the Property that includes, at a minimum (i) commercial general liability insurance coverage of not less than $1,000,000, combined single limit for personal injury, death and property damage, and coverage for completed operations, contractual liability and independent contractor liability, with each policy therefor naming Seller as an additional insured, (ii) worker's compensation in accordance with statutory requirements, (iii) employer's liability of not less than $1,000,000 each occurrence/aggregate, (iv) automobile liability (bodily injury and property damage) of not less than $1,000,000 each occurrence/aggregate, (v) excess liability (bodily injury and property damage) of not less than $2,000,000 each occurrence/aggregate, (v) professional errors and omissions (if Purchaser conducts any environmental testing) of not less than $1,000,000 for each claim (and $2,000,000 in the aggregate), and (vii) contractor's pollution liability (if Purchaser conducts any environmental testing) of not less than $1,000,000 each claim (and $2,000,000 in the aggregate), and (b) such insurance does not include any co-insurance or self-insurance with a deductible that exceeds Five Thousand ($5,000.00) Dollars. Each of the policies shall be issued by a reputable insurance company licensed to do business in the State of New Jersey. Purchaser or Purchaser's Representatives shall be responsible for all deductibles applicable to the foregoing insurance. If more than one type of coverage is provided under the same policy, the policy shall be written so that each type of coverage has, at least, the respective limit of coverage set forth above.

F. Prior to any entry onto the Property pursuant to this Section 4, Purchaser shall provide notice to Seller, at least one (1) business day in advance of entering upon the Property, which notice shall set forth a date and time of entry, the identity of all persons and entities that shall enter upon the Property, and the scope or nature of the work to be performed during such entry and received the written consent of Seller.

G. All of the foregoing shall be kept confidential by Purchaser, and by Purchaser's Representatives. If disclosure of the Documents and Information is required pursuant to Law, or pursuant to court or other administrative process, then Purchaser or Purchaser's Representatives, as the case may be, shall give prompt written notice of such fact to Seller, specifying to whom and why such disclosure is required to be made, and, subject to Law, no such disclosure shall be made if Seller objects, unless and until a determination is made by a court of competent jurisdiction requiring the disclosure or such disclosure is ordered or requested by a governmental or quasi-governmental authority. Notwithstanding the foregoing: (i) Purchaser shall have the right to disclose the Documents and Information, or any information contained therein, to its attorneys, Purchaser's Representatives, Purchaser's insurers and lenders, provided that such parties are made aware of the non-disclosure obligation included herein, and agree to be bound by such obligation of non-disclosure; and (ii) Purchaser may disclose the Documents and Information or the information contained therein, which is already public knowledge on the date of this Agreement. Upon the request of Seller only, Purchaser shall deliver a copy of the Documents and Information to Seller.

H. If the Closing hereunder does not occur, promptly return to Seller copies of all due diligence materials delivered by Seller to Purchaser and shall destroy all copies and abstracts thereof.

I. The provisions of this Section 4 shall survive the Closing of title or termination of this Agreement.

J. During the Investigation Period and thereafter prior to closing for so as the Agreement remains in effect, purchaser shall have the right to show potential tenants the available or soon to be available space at the Property. Seller agrees to cooperate with providing Purchaser and Purchaser's potential tenants' access to and throughout the Property as needed. Purchaser shall indemnify and defend Seller in accordance with Section 4D above in connection with the aforementioned access to the Property with potential tenants. In addition, Seller agrees that from the Effective Date of this Agreement until the closing occurs hereunder or the Agreement is terminated in accordance with its terms, Seller shall not enter into any new leases or binding LOI's or modify or amend any existing leases affecting the Property or permit any other occupancy without the consent of Purchaser, not to be unreasonably withheld; provided, however, Seller shall be permitted to continue to negotiate and enter into a new lease with Style Connection for 1,910 square feet of space on the second floor, at a rate of$20.00 per square feet for a term of 5 years subject to continued consultation with and the reasonable consent of the Purchaser. With reference to that lease, all costs associated with same such as, but not limited to, brokerage commissions, fit out, permitting, etc., to be the responsibility of Purchaser whether incurred or paid for prior to the date of closing; should the Seller have actually paid any such expenses prior to the closing date, the Seller shall be reimbursed such costs at closing. Other potential new tenancies or leases or renewals shall be conducted by Seller in consultation with the Purchaser.

5. Representations and Warranties of Purchaser.

A. Purchaser represents and warrants to Seller as follows:

i. Purchaser is a limited liability company duly organized and in good standing under the laws of New Jersey.

ii. Purchaser has full power and authority to enter into this Agreement and to carry out the transactions provided for herein.

iii. This Agreement is the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

iv. Steven P. Sukel has full power and authority to execute and deliver this Agreement and all other documents contemplated by this Agreement on behalf of Purchaser, in his capacity as an officer of Purchaser.

v. The obligations of the Purchaser are not dependent upon mortgage or other financing to complete the purchase contemplated by this Agreement and the Purchaser has the financial ability to pay and perform its obligations under this Agreement.

vi. Prior to the Closing Date, Purchaser shall not retain any person or firm to, nor shall Purchaser on its own, file any notice of protest against or commence any action to review, any real estate tax assessment against the Property, however, Seller shall permit Seller's attorney to freely discuss the status, strategy and particulars of the current tax appeals with Steven P. Sukel, Esq. on behalf of the Purchaser. Such communications shall remain confidential and shall not constitute Sellers waiver of any attorney client privilege between Seller and Seller's Tax Counsel. The Seller shall have the right to continue with the aforesaid tax appeals subsequent to that date of closing and to conclusion whether by way of judgment or settlement. In the event that the resolution of this matter results in a cash payment, the Seller shall be entitled to the full amount of such cash payment. In the event that the resolution of this matter results in the granting of a credit that will be reflected in future tax billings for the Property, the full amount of such benefit shall be paid by the Purchaser to the Seller within I 0 days of the period in which the benefit is received or applied.

vii. To the best of Purchaser's knowledge, there are no lawsuits or claims (including, without limitation, environmental claims) by any private person or entity or by any governmental authority existing or, to Purchaser's knowledge, threatened, that affect the right or ability of Purchaser (or any of Purchaser's principals) to perform their obligations under this Agreement.

viii. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and the compliance with the terms hereof will not conflict with or result in a breach of any agreement to which Purchaser, or any of its principals, is a party or by which any of them are bound, or any lease, indenture, mortgage, loan agreement or instrument to which Purchaser, or any of its principals, is a party or by which Purchaser, or any of its principals, is bound or, to Purchaser's knowledge, any applicable law or regulation or order of any governmental agency or court, domestic or foreign, having jurisdiction over Purchaser or any of its principals or its or their properties.

6. Representations and Warranties of Seller.

A. Seller represents and warrants to Purchaser as follows:

i. Seller is a New Jersey general partnership.

ii. Seller has the full right and authority to execute this Agreement and consummate all of the transactions hereby contemplated.

iii. There are no existing or pending contracts of sale, options to lease or purchase or rights of first refusal with respect to the Property or any part thereof. No tenant, to the best of Seller's knowledge, has any right to place signage on the building exterior other than Merrill Lynch.

iv. Seller is not a foreign person (as the term is defined in Section 1445 of the Internal Revenue Code as amended by the Foreign Investment in Real Property Tax Act of 1980 ["FIRPTA" ]) and Seller shall provide Purchaser with an affidavit to that effect in compliance with FIRPTA at the Closing.

v. Seller has full power and authority to execute and deliver this Agreement and all other documents contemplated by this Agreement.

vi. The Schedule of Tenants attached to and made a part of this Agreement as set forth in Schedule 6(A)(vi) is, to the best of the knowledge and belief of the Seller accurate and complete as of the date of this Agreement.

vii. Seller has not received notice of any lawsuits or claims (including, without limitation, environmental claims) by any private person or entity or by any governmental authority existing or, to Seller's knowledge, threatened, that affect the right or ability of Seller to perform its obligations under this Agreement. Seller acknowledges that for tax years 2013 through 2016, inclusive, the Property is currently in litigation before the New Jersey Tax Court for a Real Estate Property Tax Appeal against the Township of freehold. Seller agrees to share all information regarding any tax appeal with Seller during the Investigation Period.

viii. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and the compliance with the terms hereof will not conflict with or result in a breach of any agreement to which Seller, or any of its principals, is a party.

Notice of Material Change.

B. Seller shall promptly notify Purchaser upon obtaining knowledge of any material change in any of the foregoing representations and warranties. Unless the context otherwise requires, the truth, accuracy and completeness of each of the representations and warranties of Seller and Purchaser in all material respects as of the date hereof, and as of the Closing Date, shall constitute a condition precedent to the obligations of Purchaser and Seller, respectively, hereunder. No such representations and warranties shall survive the Closing and delivery of the Deed.

C. Property Representations.

i. No Conflicts. Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of (a) any organizational documents of Seller; (b) any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller's assets is bound; (c) any judgment, order, injunction, decree, regulation or ruling of any court or governmental entity.

ii. No Condemnation. There are no pending condemnation proceedings affecting the Property.

iii. Leases. (a) Exhibit 6(C)(iii)(a)_ attached hereto lists the existing Leases, true and complete copies of which have been delivered or made available to Purchaser; (ii) there are no unpaid installments of leasing or brokerage commissions that are payable after the Closing with respect to the current term of the Leases entered into prior to the date hereof; (iii) there are no unpaid landlord obligations in connection with the current term of the Leases entered into prior to the date hereof; (iv) Seller has not given to any tenant nor received from any tenant any written notice of default that remains uncured under any of the Leases on the date hereof; (v) Seller has received no written notice that any tenant contests its pro rata shares of tax increases or operating expenses or that any tenant contests any rent, escalation or other charges billed to it or claims that any work required to be performed by the landlord under its Lease has not been completed.

iv. Litigation. There is no pending litigation, arbitration or proceeding against Seller with respect to the Property of which Seller has knowledge which is not covered by insurance.

v. Existing Agreements. The service and maintenance agreements affecting the Property on the date hereof involving more than $1000 per annum (the "Service Contracts") as well as certain other agreements are listed on Exhibit 6(C)(v) hereto, true and complete copies of which Service Contracts have been delivered to or made available to Purchaser.

7. Condition of Title— Title Insurance.

A. At the Closing, Seller shall convey to Purchaser insurable (at regular rates) fee simple title to the Property, and shall execute and deliver to Purchaser a bargain and sale deed with covenant against grantor's acts, in recordable form, subject only to the following exceptions ("Permitted Exceptions"):

i. Laws, regulations or ordinances of federal, state, county or local entities or agencies having jurisdiction over the Property;

ii. The state of facts shown on an accurate, current survey of the Property (the "Survey");

iii. The lien of real estate taxes, water charges and sewer charges not yet due and payable; and

iv. Easements, restrictions, covenants and other agreements of record pertaining to the Property so long as the foregoing do not unreasonably interfere with the use of the Property as at present and subject to the due diligence provision of Paragraph 4 of this Agreement.

B. For purposes of this Section 7 of this Agreement insurable title shall mean that on the Closing Date fee title to the Property is vested in Seller and shall be insured as such by Purchaser's title insurer at standard rates, without any exceptions except for the Permitted Exceptions and standard title insurance policy exclusions from coverage, under Escrow Agent's most current ALTA Owner's Policy ("Title Policy").

C. Purchaser shall obtain a title commitment (the "Title Commitment") and Survey with respect to the Property and shall notify Seller, within thirty (30) calendar days from the Effective Date (the "Title Contingency Period"), whether the Title Commitment and Survey reveal any title defects that do not constitute Permitted Exceptions (the "Title Objections"). Any title exceptions or encumbrances existing on the expiration of the Title Contingency Period which Purchaser has not included in a timely notice of Title Objections shall be deemed to be Permitted Exceptions. Seller shall notify Purchaser within five (5) business days after receipt of Purchaser's notice whether Seller will attempt to remedy the Title Objections. Should Seller choose to remedy such Title Objections, Seller shall have sixty (60) calendar days from its receipt of Purchaser's written notice of Title Objections, other than for Monetary Liens as provided for in Section 7(E) below, to remove such Title Objections, which cure may be by means of affirmative insurance or endorsement from Title Insurer insuring over and providing that any liens, encumbrances, covenants, easements or other matters that are not Permitted Exceptions shall not be collected out of, or enforced against, the Property.

D. Should title exceptions arise following Purchaser's receipt of the Title Commitment which are not Permitted Exceptions, Purchaser shall promptly notify Seller in writing as to the same and Seller shall be responsible to redress same pursuant to the standards above set forth, such curing of any title impediments to take place within thirty (30) calendar days following written notice from Purchaser that Seller is to correct any such defects.

E. If at the Closing there are liens, encumbrances or other clouds on title against the Property other than the Permitted Exceptions (such as mortgage liens, mechanics' liens, judgment liens and similar monetary liens) which are capable of being satisfied by the payment of money ("Monetary Liens"), Seller shall use a portion or portions of the Purchase Price to satisfy such Monetary Liens, and Seller shall simultaneously either (i) deliver to Purchaser instruments in recordable form sufficient to satisfy such Monetary Liens, together with the cost of recording or filing said instruments; or (ii) provide Purchaser's title insurer with a written statement from any mortgage or other lien holder as to the amount due to satisfy such encumbrance in full and direct payment in full satisfaction of same from the proceeds of closing (and such additional funds if required) to each such payee: or (iii) deposit with Purchaser's title insurer sufficient monies acceptable to the title insurer to insure obtaining and recording of such satisfactions and the issuance of title insurance to Purchaser free of any such Monetary Liens. The existence of any such Monetary Liens shall not be deemed objections or exceptions to title if Seller shall comply with the foregoing requirements.

F. In the event that Purchaser timely provides notice of Title Objections pursuant to Section 7(C) or Section 7(D) of this Agreement, as applicable, and Seller is unable to clear or remove the Title Objections in accordance with and in the time permitted under Section 7(C) or Section 7(D) of this Agreement, as applicable, Purchaser shall have, as its sole remedy, the right to either (i) accept title subject to such Title Objections (which shall thereafter be deemed to be Pem1itted Exceptions), without abatement or adjustment of the Purchase Price or (ii) terminate this Agreement. Upon termination of this Agreement by Purchaser in accordance with this Section 7(F), the Escrow Agent shall deliver the Escrow Fund to Purchaser and thereafter neither party shall have any further rights or liabilities under this Agreement, except for those rights and liabilities which expressly survive termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall Seller have any obligation to commence legal proceedings or to expend money (other than to satisfy Monetary Liens) in order to clear or remove any Title Objection.

G. If Purchaser provides Seller with a Survey prepared by a New Jersey licensed surveyor certified to Seller and Seller's counsel prior to the Closing, Seller shall include in Seller's deed a description of the Property which accords with the Survey, provided that (i) the Survey is certified to Seller, (ii) the Survey accurately describes the Property, and (iii) Seller shall state in its affidavit of title that the description used in the deed is in accordance with the Survey and that Seller makes no representation as to its accuracy or completeness. Purchaser, for its successors and assigns, hereby releases Seller from any liability related to errors in such survey description, which release shall survive Closing.

8. Adjustments, Credits and Apportionments; Realty Transfer Fee; Assessments; and Closing Costs.

A. The following shall be adjusted and apportioned between Seller and Purchaser as of midnight preceding the Closing Date (i.e., Purchaser shall be deemed to own the Property for the entire day of the Closing):

i. Real estate taxes on the basis of the most recent tax bill for the Property;

ii. Water charges, if any, if they are a lien against the Property; iii. Sewer charges, if any, if they are a lien against the Property: iv. Prepaid Rents;

v. Rents collected from tenants who are not in arrears in the month in which the Closing occurs;

vi. The Contracts as set forth in Section I (C)(ii) above; and

vii. Such other items as are customarily apportioned in real estate closing of commercial properties in the State of New Jersey.

B. The realty transfer fee due on the conveyance of the Property shall be borne by Seller, except for the 1% "mansion tax" or "grantee tax" payable in connection with certain classes of property pursuant to N.J.S.A. 46:15-7.2, if applicable (the "Mansion Tax"), which shall be paid by Purchaser.

C. All unpaid charges (assessments) against the Property for work completed by the applicable governmental authority before the effective date of this Agreement will be paid by Seller at or before the Closing.. If the improvement is completed, but the amount of charge (assessment) is not determined, Seller will pay an estimated amount at the Closing to be held by the Purchaser's title insurer. When the amount of the charge is finally determined, Seller will pay any deficiency to Purchaser (if the estimate proves to have been too low), or the title insurer will return any excess to Seller (if the estimate proves to have been too high).

D. Seller shall pay the cost of recording any instruments required to discharge any Monetary Liens. Purchaser shall pay the cost of (i) recording the Deed, the premiums for the Title Policy coverage including all endorsements obtained by Purchaser, and the cost of any survey and/or update to any existing survey; and (ii) the Mansion Tax, as aforesaid; and (iii) any and all charges and fees imposed or charged by the title insurer including but not limited to closing or attendance fees. Each party shall be solely responsible for the costs of its own legal counsel in connection with this transaction.

E. "Rents" means all Base Rents and Additional Rent. "Base Rents" means monthly base rents under the Leases. "Additional Rent" means items of rent or charges which are not Base Rents such as charges for electricity, steam, water, cleaning, overtime services, sundry charges or other charges of a similar nature to the extent any of the foregoing are applicable.

F. The provisions of Section 8 of this Agreement shall survive the Closing. Any errors, omissions or estimations in computing apportionments at the Closing shall be corrected as soon as practicable thereafter and in no event later than four (4) months after the date of Closing

9. ISRA.

Seller and Purchaser acknowledge that the sale of the Property pursuant to this Agreement is not subject to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and its regulations.

10. Conditions Precedent.

A The obligations of Purchaser to close the transaction hereunder are subject to satisfaction of all the following conditions at or prior to the Closing, any one or more of which may be expressly waived in writing by Purchaser:

i. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects, including, without limitation, the delivery by Seller of the documents enumerated in Section 11 of this Agreement, and title to the Property being delivered as required by Section 7 above.

ii. The representations and warranties made by Seller under this Agreement shall be true and correct in all material aspects on and as of the Closing Date.

In the event of the failure of the satisfaction of any of such conditions precedent, Purchaser shall have the right, but not the obligation, to tem1inate this Agreement, in which event the Escrow Fund shall be returned to Purchaser, and neither party shall have any further claim against the other by reason of this Agreement.

B. The obligations of Seller to close the transaction hereunder are subject to satisfaction of all the following conditions at or prior to Closing, any one or more of which may be expressly waived in writing by Seller:

i. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects, including, without limitation, the delivery by Purchaser of the documents enumerated in Section 12 of this Agreement.

ii. The representations and warranties made by Purchaser under this Agreement shall be true and correct in all material aspects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

In the event of the failure of the satisfaction of any of such conditions precedent, Seller shall have the right, but not the obligation, to terminate this Agreement, in which event the Escrow Fund shall be returned to Purchaser, and neither party shall have any further claim against the other by reason of this Agreement unless the failure of such condition(s) precedent is caused by reason of a default by Purchaser hereunder.

11. Seller's Deliveries at Closing.

At the Closing, Seller shall deliver the following:

A. a bargain and sale deed for the Property, with covenant against grantor's acts, in recordable form (the "Deed");

B. a customary form of Seller's affidavit of title in form and substance reasonably satisfactory to Seller and Title Insurer;

C. certificate of non-foreign status under Section 1445 of the Internal Revenue Code of 1986 (the "FIRPTA Affidavit");

D. Copies of all filed easements, agreements or other evidences of property rights, licenses or interests with adjacent property owners for uses or access of the Property in possession of the Seller;

E. a bill of sale conveying the Personal Property (if any) to Purchaser in connection with the Property (the "Bill of Sale");

F. possession of the Property in the condition required by this Agreement, and keys, pass cards and security codes therefor to the extent same are applicable to this transaction and in Seller's possession;

G. such returns, questionnaires and other documents as shall be required to be signed by Seller with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance, including, without limitation, the New Jersey Affidavit of Consideration for Use by Seller (RTF-I) and Seller's Residency Certificate (GIT/REP);

H. Copies of any agreements between Landlord and Tenants, outside of leases regarding signage rights or other rights for uses on the Property by Tenants or 3'd parties, if any and in possession of the Seller;

I. an assignment of the Leases and the Security Deposits held by the Seller, subject to the provisions of subsection 1 of this Section II of this Agreement, and the Contracts in the form of the Assignment and Assumption of Leases and Contracts appended hereto as Exhibit ll(I) to be signed by both Seller and Purchaser;

1. Prior to the Closing, Seller shall have the right (i) to apply any security deposits held under Leases in respect of defaults by tenants under the applicable Leases and (ii) to return the security deposit of any tenant thereunder who in the good faith judgment of Seller is entitled to the return of such deposit pursuant to the terms of its Lease or otherwise by law. At the Closing, Seller shall transfer or cause to be transferred to Purchaser the security deposits (including turning over any letter of credit held by Seller as security under the Leases) then held by Seller and not applied to defaults or returned to tenants as above provided;

K. Tenant Estoppel Certificates for each of the Tenants essentially in the form of Exhibit 16(P);

L. Notice to Tenants in the form of Exhibit ll(L); and

M. Such certificate(s) of occupancy as Seller may have in possession regarding the Property or any part thereof. Subject to the provisions of Paragraph 11(0) below, Seller shall supply Certificate of Occupancy, at Sellers expense, in the Name of Avalon GloboCare, Corp., if said certificate is required by Freehold Township.; and

N. Such other documents as may be required in this Agreement to be delivered at the Closing or reasonably required by Purchaser's attorney or the title insurer.

O. With reference to the Continuing Certificate of Occupancy ("C.O.") required by Paragraph 11(M) above, the Seller shall be responsible for work that may be necessary to receive the C.O., if any, provided that the cost of same does not exceed $10,000.00 . In the event that the cost shall exceed $10,000.00, exclusive of any inspection fee(s), the Seller may cancel this Agreement unless the Buyer shall agree to be responsible for the costs in excess of said amount. With respect to the within, the Seller shall order the inspection by the appropriate governmental official to obtain the C.O. within 21 days of the date of this Agreement and shall notify the Buyer should the estimated costs of making the repairs and modifications necessary to obtain the C.O. exceed $10,000.00 within 7 days of the date the Seller shall have received the inspection report. Such notification shall include a complete copy of the inspection report together with an itemization of estimated costs. Should the Buyer not receive any such notification within the time period provided for in this paragraph, it shall be concluded that the Seller shall be responsible to obtain and provide to the Seller with the C.O. provided for in this Agreement. In the event that the Seller notifies the Buyer of its cancellation of this Agreement within the time provided for herein (the "Seller's Notice"), the Buyer may agree by ·written notice (the "Buyer's Notice") to the Seller given and received by the Seller not later than 7 days from the Seller's Notice to agree to assume the costs in excess of$10,000.00 in which event this Agreement shall continue. Upon a failure of the Seller to receive the Buyer's Notice in the time provided for herein, the Seller may conclude that the Buyer does not agree to assume such costs and have the option to cancel and terminate this Agreement or to proceed to be responsible to do such work as required to obtain the C.O. notice of which shall be given the Buyer within 7 days of the receipt of Buyer's Notice or 7 days from the last date for the giving of the Buyer's Notice by the Buyer whichever shall first occur.

12. Purchaser's Deliveries at Closing.

At the Closing, Purchaser shall deliver the following:

A. to the Seller, payment of the balance of the Purchase Price, subject to all deductions and adjustments as provided herein;

B Omit;

C. Omit;

D. to the title insurer, such returns, questionnaires and other documents as shall be required to be signed by Purchaser with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance, including, without limitation, the New Jersey Affidavit of Consideration for Use by Purchaser (RTF-I EE); and

E. to the title insurer, such other documents as may reasonably be required in this Agreement to be delivered at the Closing.

13. Brokerage.

Both parties represent that they have dealt with no broker other than Archivista Realty LLC, Emerson, New Jersey (the "Broker"). Seller agrees to pay to the Broker, pursuant to a separate agreement, the commission due the Broker, if and when the Closing occurs and Seller is paid the Purchase Price in accordance with the terms and conditions of this Agreement. In the event that any claim is asserted by any person, firm or corporation, whether broker or otherwise, other than the Broker, claiming a commission and/or finder's fee with respect to the sale of the Property resulting from any act, representation or promise of Seller, Seller shall defend, indemnify and save harmless Purchaser from any such claim, including, but not limited to, reasonable attorneys' fees. In the event that any such claim is asserted as a result of any act, representation or promise of Purchaser, Purchaser shall likewise defend, indemnify and save harmless Seller from any such claim, including, but not limited to, reasonable attorneys' fees. The provisions of this Section 13 shall survive the termination of this Agreement or the Closing and the recording of the deed for the Property.

14. No Representations on Condition of Property.

A Subject to the terms of this Agreement, the Property is being sold "AS IS" and "WHERE IS," "WITH ALL FAULTS." Subject to Purchaser's rights under Section 4 of this Agreement, Purchaser has inspected or will inspect the Property and has completed or will complete all due diligence inspections as well as all structural, engineering and environmental inspections, including lead based paint inspections, and will rely on those inspections and any rights which may be provided for elsewhere in this Agreement. Purchaser acknowledges that Seller, as of the end of the Investigation Period, has afforded Purchaser the opportunity for full and complete investigation, examination and inspection of the Property and that as of the end of the Investigation Period, Purchaser will have completed all such investigations, examinations and inspections as it desired or has elected to purchase the Property without them.

B. Purchaser is relying solely upon the results of its own inspections and investigations and is not relying upon any representations made either by Seller, any broker or representative of Seller or any other third parties, except those that are specifically set forth within the text of this Agreement. In doing so, Purchaser assumes the risk that Purchaser's inspection of the Property and other investigations, examinations and inspections may not reveal any or all adverse or existing conditions, aspects or attributes, including but not limited to, with respect to environmental matters, of the Property.

C. Except as otherwise expressly set forth herein, Purchaser acknowledges and agrees that Seller has not made, does not make, and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to: (i) the value, nature, quality or condition of the Property, including, without limitation, the water, soil and geology; (ii) the income to be derived from the Property; (iii) the suitability of the Property for any and all activities and uses which Purchaser or any tenant may conduct thereon; (iv) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body; (v) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; (vi) the manner or quality of the construction or materials, if any, incorporated into the Property; (vii) the manner, quality, state of repair or lack of repair of the Property; (viii) compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including the existence in or on the Property of Hazardous Substances (as defined in Laws); (ix) zoning to which the Property or any portion thereof may be subject; (x) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric; (xi) usages of any adjoining property; (xii) access to the Property or any portion thereof; (xiii) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, durability, structural integrity, operation, title to or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof; (xiv) the condition or use of the Property or compliance of the Property with any or all Laws; (xv) the existence or non-existence of underground storage tanks; (xvi) any other matter affecting the stability or integrity of the land or improvements; (xvii) the potential for future development of the Property; (xviii) the existence of vested land use, zoning or building entitlements affecting the Property; or (xix) any other matter with respect to the Property, Additionally, no person acting on behalf of Seller is authorized to make, and by execution hereof Purchaser acknowledges that, except as otherwise expressly set forth herein, no person has made, any representation, agreement, statement, warranty, guaranty or promise regarding the Property or the transaction contemplated herein; and no such representation, warranty, agreement, guaranty, statement or promise if any, made by any person acting on behalf of Seller shall be valid or binding upon Seller unless expressly set forth herein.

D. Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Property by Seller with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information, and makes no representations as to the accuracy, truthfulness or completeness of any such information, except as otherwise expressly set forth in this Agreement. Seller is not liable or bonded in any manner by any verbal or written statement, representation or information pertaining to the Property, or the operation thereof, furnished by any contractor, agent, employee, servant or other person not expressly set forth herein.

E. Purchaser, on behalf of itself and its successors and assigns, by paying the consideration for the Deed at the Closing, shall be deemed to release Seller and its members, partners, trustees, beneficiaries, officers, employees and predecessors-in-title (collectively, the "Released Parties") from, and to waive as against the Released Parties, any and all Losses including claims of, liability for or attributable to any and all environmental, health and safety conditions of the Property, land or improvements, of every kind and nature, known and unknown, fixed and contingent, existing and arising hereafter, including without limitation any and all claims and lawsuits under common law and any local, state or federal law, rule, ordinance or regulation relating to any past, present and future environmental contamination at, on, under, surrounding or migrating or emanating to or from the Property, and all other environmental, health and safety matters, and from and after the Closing hereunder, and Purchaser and its successors and assigns shall be deemed to have assumed and taken responsibility for all losses, costs, claims, liabilities, expenses, demands and obligations attributable to the environmental condition of the Property, land and improvements of every kind and nature, known and unknown, fixed and contingent, existing and arising hereafter (all of the foregoing referred to as the "Release"). The Release set forth in this Section 14(E) shall be incorporated in the deed conveying the Property to Purchaser and run with the Property and be binding on all subsequent owners of the Property.

F. Purchaser acknowledges that this Section 14 was a negotiated part of this Agreement and serves as an essential component of consideration for the same. Without limiting the generality of the foregoing, the parties specifically acknowledge that the Purchase Price has been negotiated to eliminate all claims, whether known or unknown, relating to the condition of the Property and all aspects and attributes thereof, including, without limitation, all environmental matters. Purchaser shall be deemed to have confirmed the agreements, acknowledgments and representations contained in this Section 14 as of the Closing Date.

G. The provisions of this Section 14 shall survive the Closing and the delivery of the deed or any expiration or termination of this Agreement.

15. Risk of Loss

A. Seller agrees to give Purchaser prompt notice of any fire or other casualty occurring at the Property of which Seller is aware, between the date hereof and the date of the Closing, or of any actual or threatened condemnation of all or any part of the Property.

B. If prior to the Closing there shall occur (a) damage to the Property caused by fire or other casualty which would cost an amount equal to One Million Dollars ($1,000,000.00) or more to repair, as reasonably determined by an engineer selected by Seller which is reasonably satisfactory to Purchaser (a "Material Casualty") or (b) a taking by condemnation of all or of such portion of the Property as would materially interfere with the continued use of the Property as at present, then, and in either such event, Purchaser may elect to terminate this Agreement by written notice given to Seller within ten (1 0) days after receipt of the engineer's estimate of the cost to repair the fire or other casualty or of the notice of any actual or threatened condemnation, as applicable, in which event Escrow Agent shall immediately return the Escrow Fund to Purchaser, this Agreement shall thereupon be null and void and neither party hereto shall thereupon (after return of the Escrow Fund to Purchaser) have any further obligation to the other, except that the provisions that are expressly stated to survive termination or cancellation of this Agreement shall survive such termination. If Purchaser does not elect to terminate this Agreement pursuant to the previous sentence, or if the fire or other casualty is not a Material Casualty, then the Closing shall take place as herein provided, without abatement of the Purchase Price (except as hereinafter provided), and Seller shall (i) assign to Purchaser at the Closing, by written instrument in form reasonably satisfactory to Purchaser, all of Seller's interest in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, (ii) deliver to Purchaser any such proceeds or awards actually theretofore paid, less any amounts (the "Reimbursable Amounts") (A) actually and reasonably expended or incurred by Seller in adjusting any insurance claim or negotiating and/or obtaining any condemnation award (including, without limitation, reasonable attorneys' fees and expenses) and/or (B) theretofore actually and reasonably incurred or expended by or for the account of Seller for the cost of any compliance with laws, protective restoration or emergency repairs made by or on behalf of Seller (to the extent Seller has not theretofore been reimbursed by its insurance carriers for such expenditures) in connection with such casualty or condemnation, and (iii) pay to Purchaser the amount of the deductible, if any, under Seller's property insurance policy(ies), less all Reimbursable Amounts not received by Seller from any insurance proceeds or condemnation awards paid to Seller prior to the Closing.

16. Miscellaneous Provisions.

A. In the event of a default by Purchaser in the performance of any of the terms, covenants and conditions of this Agreement to be performed on the part of Purchaser, then, after Seller has delivered written notice of such default to Purchaser and Purchaser has failed to cure such default within ten (1 0) calendar days thereafter, Seller may, at Seller's option and as Seller's sole remedy, terminate this Agreement by notice to such effect to Purchaser and Escrow Agent shall deliver to Seller the Escrow Fund as liquidated damages, it being understood and agreed that actual damages would be difficult or impossible to ascertain, and upon such payment of the Escrow Fund to Seller, this Agreement shall be terminated and neither party shall have any further rights or liabilities hereunder and Seller hereby expressly waives and releases any other right, at law or in equity, that Seller may have or be entitled to in such event, including, without limitation, any right to (and Seller hereby covenants that it shall not) sue Purchaser (i) for specific performance of this Agreement or (ii) to recover actual damages, except for those rights and liabilities which expressly survive termination of this Agreement.

B. If the Closing does not take place by reason of (a) Seller's failure or refusal to close title as required by the terms of this Agreement, or (b) Seller otherwise being in default hereunder so that Purchaser has the right to refuse to close title, Purchaser's remedies shall be (i) to terminate this Agreement by giving notice thereof to Seller and to receive a refund of the Escrow Fund; or (ii) to pursue an action for specific performance provided such action for specific performance is brought within ninety (90) days of Seller's default.

C. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

D. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed wholly within the State of New Jersey.

E. Upon the Closing, Purchaser is entitled to possession of the Property subject to the terms of this Agreement and the rents, issues and profits derived therefrom.

F. Any notice or demand which, under the provisions of this Agreement or otherwise, must or may be given or made by either party hereto, shall be in writing and shall be given by personal deli very or made by mailing same by recognized overnight delivery service or by certified mail, return receipt requested, (i) to Purchaser at its address set forth in the heading to this Agreement, with a copy given in the aforesaid manner to Purchaser's Attorney, Jonathan L. Hornik, Esq., LaRocca Hornik Rosen Greenberg & Blaha, LLP, 83 South Street, Suite 302, Freehold NJ 07728 (ii) to Seller at its address set forth in the heading to this Agreement with a copy given in the aforesaid manner to Seller's Attorney Jerome M. Katz, Esq. Katz & Dougherty, Esqs, 4020 Quakerbridge Rd., Trenton, NJ 08619. Seller and Purchaser may, by notice given in the same manner set forth above, designate a different address to which subsequent notices shall be sent. Notice shall be deemed given when received or upon any rejection of or refusal to accept delivery. Counsel for either party may give notice on behalf of any party which notice shall have the same effect as if given by a party itself.

G. Each party agrees that, at any time or from time to time prior or subsequent to the Closing, upon written request of the other party, it will execute and deliver all such further documents and do all such other acts and things as may be reasonably required to confirm or consummate the within transaction, provided, however, that nothing in this Section 16.(0) shall be deemed to enlarge the obligations of the parties hereunder or to require any party to incur any material expense or liability not otherwise required of it hereunder.

H. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. No variations or modifications of or amendments to the terms of this Agreement shall be binding unless reduced to writing and signed by the parties hereto.

I. The parties hereto agree that they will not record this Agreement, a memorandum of this Agreement or a short form of this Agreement.

J. Except as expressly provided otherwise in this Agreement, the covenants, representations, warranties, liabilities and indemnities of the parties shall not survive the termination of this Agreement or the Closing and delivery of the Deed.

K. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party. If any provision hereof shall be declared invalid by any court or in any administrative proceedings, then the provisions of this Agreement shall be construed in such manner so as to preserve the validity hereof and the substance of the transaction herein contemplated to the extent possible.

L. This Agreement may be executed and delivered in several counterparts, each of which, when so executed and delivered, shall constitute an original, fully enforceable counterpart for all purposes.

M. Purchaser may not assign this Agreement without the written consent of Seller which consent may be withheld in the absolute discretion of the Seller.

N. If the time period by which any right, option, or election provided under this Agreement must be exercised or by which any acts or payments required hereunder must be performed or paid, or by which the Closing must be held, expires on a day other than a business day, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.

O. Seller covenants and agrees that, between the date hereof and the Closing Date:

i. at its sole cost and expense, Seller shall continue to and maintain the Property in the ordinary course in accordance with its normal practices and procedures and Seller shall keep the Property (and all parts thereof) in substantially the same condition as it is in as of the date hereof, reasonable wear and tear excepted;

ii. Seller shall continue to maintain the existing insurance on the Property; and

iii. Seller shall not enter into any agreement for the sale of all or any portion of the Property or lease of all or any portion of the Property other than in the normal course of business and upon prior written notice to the Purchaser; and

iv. Seller shall not mortgage, pledge or create any contractual lien, charge or any other encumbrance (or agree to do so) in respect of the Property except for any such mortgage, pledge, contractual lien, charge or other encumbrance that will be removed as a lien against the Property by the Closing Date.

P. Seller shall request a tenant estoppel certificate in the form of Exhibit 16(P) (or such other form as is provided in the applicable tenant's Lease) from each of the tenants in the building. It shall be a condition precedent to Purchaser's obligation to close hereunder that Seller deliver executed tenant estoppel certificates from each of the tenants. Estoppel certificates executed by tenants shall be substantially in the form of Exhibit 16(P)or such other form as is provided in the terms of the tenants' respective Leases (subject to (a) modification thereof, (b) such tenant making note of items which constitute Permitted Encumbrances or items which Seller otherwise agrees to discharge, (c) modifications thereof to conform the same to the Leases or other information delivered to Purchaser prior to the Effective Date, and (d) limiting its statements "to tenant's knowledge" (or words of similar import)); provided, however, that if any tenant is required or permitted under the terms of its Lease to provide a different form of estoppel, less information or to otherwise make different statements in a certification of such nature than are set forth on Exhibit 16(P) then Purchaser shall accept any modifications made to such form of estoppel certificate to the extent that such modifications to the form are consistent with the minimum requirements set forth in such tenant's Lease (it being understood by Purchaser that a tenant shall not be required to make any certifications not specifically enumerated in such tenant's Lease estoppel requirements even if such tenant's Lease requires tenant to certify to any additional items "reasonably requested") (any such estoppel certificate complying with the preceding portions of this Section 36 is an "Estoppel Certificate"). Purchaser shall have no right to object to an Estoppel Certificate which references a general conditional statement such as "we reserve all rights" or "subject to our audit" or words of similar import and/or with additional qualifications or reservations. Seller shall not be required to expend any money, provide any financial accommodations or commence any litigation in connection with obtaining such Estoppel Certificates.

Q. This Agreement may be executed in multiple counterparts, which together shall constitute the entire agreement, and shall be fully effective even if the signatures of the parties are not on the same counterpart. Upon exchange of facsimile signatures of the Agreement or emailed portable document format (.pdf) copies of the signature page, this Agreement shall be binding on Seller and Purchaser; however, if requested by either party, the parties agree to cooperate thereafter to exchange originally executed counterparts to each other subsequent to the signing of this Agreement.

17. Bulk Sales Notice.

Seller agrees to provide such information as is required to enable Purchaser to prepare and forward to the New Jersey Division of Taxation, a Notification of Sale, Transfer or Assignment in Bulk ("Form C-9600") pursuant to N.J.S.A. 54:50-38 and a completed Asset Transfer Tax Declaration ("ATTD") within seven (7) calendar days of the expiration or waiver of the Investigation Period. Purchaser shall cause completed Forms C-9600 and ATTDs, together with a copy of this Agreement, to be delivered to the New Jersey Division of Taxation within seven (7) calendar days of receipt of the foregoing information and documents from Seller. At the Closing, Seller agrees to establish with Escrow Agent a tax escrow in accordance with the requirements of the New Jersey Division of Taxation (the "Department") pursuant to a tax escrow agreement in form and substance reasonably satisfactory to Seller and Purchaser, pursuant to which the amount of funds as shall be determined by the Department shall be withheld out of Seller's net proceeds at the Closing and deposited with Escrow Agent until such time as the parties are in receipt of a tax clearance letter from the Department. Escrow Agent hereby agrees to hold any such held back proceeds in accordance with this Agreement. If a tax clearance letter is received from the Department prior to Closing, then no escrow shall be required but instead Seller shall pay all taxes determined by the Department to be due and owing from Seller out of Seller's net Closing proceeds. Once the final tax clearance letter has been obtained confirming that no additional amounts are due, the balance of the escrow account, if any, shall be paid promptly to Seller. Notwithstanding the foregoing, if the Department sends a notice requiring the payment of any taxes by Seller, Seller may direct the Escrow Agent to disburse from the tax escrow to the Department, on behalf of Seller, any amounts required to be paid to the Department.

Intending to be bound hereby, the parties sign this Agreement which shall be deemed to have an effective as of the date the last party signing executes this Agreement and transmits a copy thereof to and is received by the other Party.

SELLER:
Freehold Craig Road Partnership

/s/Irwin W. Shipper	Date: December 22, 2016
By: Irwin W. Shipper, Managing Partner

BUYER:
Avalon GloboCare Corp.

/s/Daniel Lu	Date: December 7, 2016
By: Daniel Lu, Chairman

NEITHER THE SUBMISSION OF THIS AGREEMENT FOR REVIEW AND/OR SIGNATURE, NOR ANY FURTHER DISCUSSIONS, REVISIONS OF THIS AGREEMENT, NEGOTIATIONS, CORRESPONDENCE, OR EMAIL, NOR AGREEMENT ON SOME OR ALL OF THE TERMS OF SALE, SHALL CONSTITUTE AN OFFER TO SELL OR PURCHASE. THE PARTIES SHALL HAVE NO OBLIGATION TO THE OTHER WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, NO IMPLIED OBLIGATION TO NEGOTIATE IN GOOD FAITH, UNLESS AND UNTIL THIS AGREEMENT HAS BEEN EXECUTED BY BOTH PARTIES AND EACH PARTY (OR THAT PARTY'S ATTORNEY) HAS RECEIVED A COUNTERPART (INCLUDING, BUT NOT LIMITED TO, A FACSIMILE OR EMAILED PORTABLE DOCUMENT FORMAT (.PDF) COPY OF A SIGNATURE PAGE) SIGNED BY THE OTHER.

EXHIBIT A

(PROPERTY DESCRIPTION)

EXHIBIT (A)(iii)

SCHEDULE OF LEASES AND SECURITY DEPOSITS

EXHIBIT (A)(iv)

SCHEDULE OF CONTRACTS

EXHIBIT B

NOTICE TO TENANTS

DATE:

TO: All Tenants of Freehold Office Center

4400 Route 9, Freehold, NJ

Re: L

Dear Tenant:

This is to notify you that, today, the referenced property has been sold by Freehold Craig Road Partnership ("Seller") to New Hope Partners, LLC (Purchaser"). As of the date hereto: Seller's interest in your lease has been assigned to Purchaser and Purchaser has assumed the obligations as landlord under your lease.

You are hereby authorized and directed to make all future rent payments to                                                                                                                                                                                                                                                                                    Any future inquiries regarding your lease should be directed to '                       ] at the aforementioned address.

Very truly yours,
Freehold Craig Road Partnership

By: Irwin W. Shipper, Managing Partner

EXHIBIT II (I)

ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS

Freehold Craig Road Partnership, having an address of 4400 Route 9, Freehold, New Jersey 07728 "Assignor"), in consideration of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby assigns to New Hope Partners, LLC , having an address of 83 South Street, Freehold, NJ 07728 ("Assignee"), (I) all right, title and interest of Assignor as lessor under all the leases, license agreements and other occupancy agreements (collectively, the "Leases") in effect for space at the real property located at 4400 Route 9, Freehold, NJ 07728 (the "Premises") and listed on Schedule A, and (2) all right, title and interest of Assignor under all of the service, maintenance, supply and other agreements (collectively, the "Contracts") in effect relating to the operation of the Premises and listed on Schedule B.

Assignee hereby expressly assumes all of the obligations imposed upon the lessor under the Leases (including, without limitation, the lessor's obligation to return any Transferred Security Deposits (as defined in that certain Purchase and Sale Agreement between Assignor and Assignee dated as of                                      ) [_j, 20_ (the "Purchase Agreement")) and (y) all of

tl1e obligations imposed upon the owner of the Premises under the Contracts.

Assignee acknowledges that, simultaneously with the execution hereof, Assignee has received $                       from Assignor and an assignment of the letters of credit, if any, set forth on Schedule C attached hereto in respect of the Transferred Security Deposits.

This Assignment and Assumption of Leases and Contracts and is made by Assignor without recourse and without any express or implied representation or warranty whatsoever except to the extent expressly provided in the Purchase Agreement.

This Assignment and Assumption of Leases and Contracts shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption of Leases and Contracts to be executed as of this                day of _________ 20_.

ASSIGNOR:
Freehold Craig Road Partnership

By: Irwin W. Shipper, Managing Partner

ASSIGNEE:
New Hope Property Investments, LLC

By: Steven P. Sukel

EXHIBIT 16(P)

FORM OF TENANT ESTOPPEL

____________ , 2016
_______________________
_______________________
_______________________
_______________________

Re:	Lease dated _________ by and between ______________________ ("Landlord"), and —,——,- ——' as tenant, as amended by (collectively, the "Lease"), for ——:-:- (the "Premises") at the building commonly known as (the "Property")

Gentlemen:

The following statements are made with the knowledge that you and your successors and assigns, successor owners of the Property and present and future lenders secured by mortgages encumbering the Property may rely on them.

The undersigned ("Tenant"), as tenant under the Lease, hereby certifies to you as follows:

I.      The commencement and expiration dates of the term of the Lease are ________________ and                                       , respectively.

2.      The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises and Property and there are no other agreements which are binding upon Landlord in connection with the Premises and Property, including without limitation any signage at the Property.

3.      The current annual fixed rent for the Premises is $____________' payable monthly, at the rate of $                    per month, and the current electrical charge for the Premises is $                             payable monthly, at the rate of $                         per month on the first day of each calendar month.

4.      The amount of the security deposit delivered under the Lease IS $  ________________ and said security deposit is in the form of [cash/letter of credit].

5.      Rent and all other charges payable under the Lease on or before the date hereof have been paid in full.

6.      Neither Tenant, nor to the best of Tenant's knowledge, Landlord, is in default in the performance of any covenant, agreement or condition contained in the Lease, nor, to the best of Tenant's knowledge is there now any fact or condition which, with the passage of time or the giving of notice or both, would constitute a default by either party under the Lease. Tenant has no defenses, counterclaims, liens or claims of offset or credit under the Lease or against rents, or any other claims against Landlord.

7.      This estoppel shall be binding upon Tenant and its legal representatives, successors and assigns.

[INSERT TENANT NAME]

By:
Name:
Its:

Date:
By: Irwin W. Shipper, Managing Partner

BUYER: Avalon GloboCare Corp.

Date:
By: Daniel Lu, Chairman

NEITHER THE SUBMISSION OF THIS AGREEMENT FOR REVIEW AND/OR SIGNATURE, NOR ANY FURTHER DISCUSSIONS, REVISIONS OF THIS AGREEMENT, NEGOTIATIONS, CORRESPONDENCE, OR EMAIL, NOR AGREEMENT ON SOME OR ALL OF THE TERMS OF SALE, SHALL CONSTITUTE AN OFFER TO SELL OR PURCHASE. THE PARTIES SHALL HAVE NO OBLIGATION TO THE OTHER WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, NO IMPLIED OBLIGATION TO NEGOTIATE IN GOOD FAITH, UNLESS AND UNTIL THIS AGREEMENT HAS BEEN EXECUTED BY BOTH PARTIES AND EACH PARTY (OR THAT PARTY'S ATTORNEY) HAS RECEIVED A COUNTERPART (INCLUDING, BUT NOT LIMITED TO, A FACSIMILE OR EMAILED PORTABLE DOCUMENT FORMAT (.PDF) COPY OF A SIGNATURE PAGE) SIGNED BY THE OTHER.

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